Exhibit 3.1

Form 404

Rev. (09/03)

Form 404 (revised 9/03)	Articles of Amendment Pursuant to Article 4.04, Texas Business Corporation Act	This space reserved for office use. FILED In the Office of the Secretary of State of Texas Apr 27 2005 Corporations Section
Return in Duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709
FILING FEE: $150

Article 1 –Name

The name of the corporation is as set forth below:

Texas Regional Bancshares, Inc.

State the name of the entity as it is currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name in Article 1.

The filing number issued to the corporation by the secretary of state is:         00068170400

Article 2—Amended Name

(If the purpose of the articles of amendment is to change the name of the corporation, then use the following statement)

[Intentionally omitted: No name change]

Article 3 –Amendment to Registered Agent/Registered Office

[Intentionally omitted: No change to Registered Agent/Registered Office]

Article 4 – Other Altered, Added, or Deleted Provisions

Other changes or additions to the articles of incorporation may be made in the space provided below.  If the space provided is insufficient to meet your needs, you may incorporate the additional text by providing an attachment to this form.  Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

RESOLVED, that the shareholders of Texas Regional Bancshares, Inc. hereby amend Article Four of the Articles of Incorporation of the Corporation, as amended, to increase the number of authorized shares of Class A Voting Common Stock from 50,000,000 to 100,000,000, with the result that the full text of Article Four, as amended, shall read as follows:

ARTICLE FOUR

The Corporation is authorized to issue two classes of shares to be designated respectively “Preferred” and “Class A Voting Common.” The total number of shares which the Corporation is authorized to issue is one hundred ten million (110,000,000). The number of shares of each class and a statement of the par value of the shares in each class are as follows:

Clas	Number of Shares Authorized	Par Value

Preferred	10,000,000	$1.00
Class A Voting Common	100,000,000	$1.00

Article 5—Date of Adoption

The date of the adoption of the amendment(s) by the shareholders of the corporation, or by the board of directors where no shares have been issued is April 25, 2005

Article 6—Statement of Approval

The amendments to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

Effective Date of Filing

A.☒ This document will become effective when the document is filed by the secretary of state.

OR

B. ☐ This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

/s/ G. E. Roney	4/25/05
Signature of Authorized Officer	Date